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                                                                   Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of U.S. Bancorp (formed as a result of the consolidation of First Bank
System, Inc. and the former U.S. Bancorp) on Form S-3 (File Nos. 33-33508, 33-57169, 33-58521, 33-61667, 33-62251, 333-01455, 333-32701, and 333-02983),
on Form S-4 (File No. 333-16991) and on Form S-8 (File Nos. 33-16242, 33-42333,
 33-55932, 33-52835, 333-01099, 333-01421, 333-02623, 333-02621, 333-32653,
333-32635, and 333-21291) of our report dated January 19, 1995 on our audit of the consolidated statements of income, shareholders' equity, and cash flows of West One Bancorp and subsidiaries for the year ended December 31, 1994, which report is included in this Current Report on Form 8-K dated September 30, 1997.

/s/ Coopers & Lybrand L.L.P.
Boise, Idaho
September 30, 1997